SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]
    Check the appropriate box:
     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     [ ]   Definitive Proxy Statement
     [X]   Definitive Additional Materials
     [ ]   Soliciting Material Under Rule 14a-12


                       LONE STAR STEAKHOUSE & SALOON, INC.
                (Name of Registrant as Specified in its Charter)

                                 GUY W. ADAMS

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)     Title of each class of securities to which transaction applies:
     2)     Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)     Proposed maximum aggregate value of transaction:
     5)     Total fee
            paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: Guy W. Adams
     4)     Date Filed: May 31, 2001


(These materials are intended to be released to one or more shareholders, along with the Definitive Proxy Statement currently on file, on or about June 4, 2001)

        LONE STAR STEAKHOUSE & SALOON, INC. PROXY SOLICITATION

                                By
                           GUY W. ADAMS

June 1, 2001

  -  Related Party Transactions     -  Repricing Of Options
  -  Golden Parachutes              -  Executive Pay Increases & Bonuses

   Concerned about the performance of your investment in this company?
              You now have a choice - vote for Guy W. Adams
                         (www.adamscompany.net)

Dear Fellow Shareholders:

WHO IS GUY W. ADAMS?

My name is Guy Adams. I have a Bachelor's Degree from Louisiana State University and an MBA from Harvard Business School and have been in the business of analyzing and making investments in public companies for over 13 years. I am running as an INDEPENDENT candidate against Jamie B. Coulter for election to the Board of Directors of Lone Star Steakhouse & Saloon, Inc. ("Lone Star"). I have no current or past affiliations with Lone Star, other than my ownership of Lone Star stock, and I am completely independent of management. Mr. Coulter has been the Chairman and Chief Executive Officer of Lone Star since 1992 and is currently paid over $750,000 annually.

WHO ARE GUY W. ADAMS' SUPPORTERS?

In my preliminary conversations, a number of institutional and individual stockholders, have told me orally that they would vote for my election to the Board. Among those indicating their support are:

California Public Employee's Retirement System (assets: $165 Billion); and The Amalgamated Bank Longview MidCap 400 Index Fund (assets: $100 million)

WHY IS GUY W. ADAMS RUNNING FOR THE LONE STAR BOARD OF DIRECTORS?

I am disappointed with the Company's stock performance and operating performance. For the fiscal year ending December 28, 1999 the Company suffered:

-       A 3-year stock price DECLINE of 66.6%
-       3 consecutive years of declining EBITDA* margins
-       3 consecutive years of declining Same-Stores-Sales
-       2 consecutive years of declining Operating Income Before Impairment
        Charges **
- A 5-year comparison performance against its Industry Peer Group, in which the Company's stock UNDERPERFORMED its peer group by 81%

* Earning Before Interest, Tax and Depreciation, and before asset impairment charges

** Operating Income plus impairment and store closing charges

I am also disappointed with the performance of the three "independent" Directors currently sitting on the Board of Directors. Following the above stock performance and operating performance, these independent Directors voted to:

-       Increase Mr. Coulter's base pay from $300,000 to $750,000 per annum.
        (12/29/99)
- Increase Mr. White's (Executive Vice President) base pay from $283,000 to $600,000 per annum. (3/22/00)
- Approve the repricing of 4,591,757 options from $18.25/sh to $8.47/sh. A concentrated portion (90.9%) of this repricing was to the benefit of Mr. Coulter (2.6 million shares), Mr. White (1.0 million shares) and Mr. Aaron, Sr. Vice President (0.6 million shares). (1/7/00)

The Company's proxy materials state that this repricing was in response to "among other things, aggressive recruiting and solicitation efforts."
However, it is to be noted that over 90% of the benefit of this repricing went to Messrs. Coulter, White and Aaron. As of yesterday, these repriced options had a value of over $18.5 million. Were these the individuals about to be recruited away? I cannot tell from the Company's proxy disclosures.

Following the above compensation rewards, for the year ending December 26, 2000, the Company suffered:

- Another year of DECLINING: Revenues, Same-Stores-Sales, and Operating Income Before Impairment Charges
-       ANOTHER 4 consecutive quarters of declining EBITDA margins
- A 5-year comparison performance against its Industry Peer Group, in which the Company's stock again UNDERPERFORMED its peer group, this time by 85%
-       A further stock price DECLINE of 8.8%

Notwithstanding this performance, the "independent" Directors voted Mr. Coulter a bonus of $226,642 for his accomplishments in 2000, thus putting his total compensation package over $1.0 million, and granted potentially lucrative Golden Parachute Contracts to senior management.

ARE THE ABOVE ACTIONS OF THE "INDEPENDENT" DIRECTORS AND THE BOARD CONSISTENT
       WITH THE COMPANY'S STOCK PERFORMANCE OR OPERATING PERFORMANCE???

During the last 4 years, the Company has reported in its public documents a variety of Related-Party Transactions between Mr. Coulter and Lone Star, some of which are summarized below:

- Payments made to a Coulter owned entity for "accounting and administrative services" to Lone Star
-       Loans made to a Coulter owned entity
- Borrowings obtained from a Coulter owned entity bearing an undisclosed rate of interest
-       Payment of $10.5 million to Mr. Coulter for the purchase of Coulter
        Enterprises
- Payments to a Coulter owned entity for use of airplane and pilot services
- Lease payments to a Coulter owned entity for meeting rooms, storage space, and parking
-       Purchases of "business gifts and awards" from a Coulter owned entity
        I have been advised that the Company contends that the terms for these various transactions are all comparable to similar terms available from outside independent parties. Even if this is the case, I believe that the appearance of these transactions is inappropriate, and sends the wrong message to Shareholders.

I am disappointed with Mr. Coulter's performance as Chairman over the last 4 years, as reported in the Company's public documents and partially summarized in the 4-Year Table attached hereto as Appendix A.

Over the last four fiscal years, the Board of Directors has authorized, and the Company has repurchased, approximately 17 millions shares of stock, utilizing $162 million of corporate assets (cash). This buy-back represented more that 41% of the shares outstanding at the beginning of fiscal 1997. During this period, the stock price declined by 69%. Over this same interval, the market capitalization of the Company declined by $890 million. As the stock price declined, the Board of Directors repriced options four times, affecting 13.6 million shares of stock.

As a result of these stock repurchases, the outstanding options - held primarily by Management and the Board - have grown from 10.4% to represent 24.4% of Lone Star on a fully diluted basis.

WHO HAS BENEFITED THE MOST FROM THE STOCK BUY-BACKS AND OPTION REPRICINGS
                       - MANAGEMENT OR SHAREHOLDERS?

                AND, GIVEN WHAT WE HAVE ALREADY DISCUSSED,

WHY DID THE "INDEPENDENT" DIRECTORS APPROVE THE GOLDEN PARACHUTE CONTRACTS?

On January 3, 2001, the "independent" Directors approved the granting of Golden Parachute Contracts to seven members of senior management, including Mr. Coulter, presumably to protect these executives against the possible consequences of a change of control. The "independent" Directors apparently felt that these assurances were necessary notwithstanding the fact:

* That Lone Star already has at least three major impediments to any unwanted takeover; namely, a board of directors with staggered terms, the ability to issue "blank check" preferred stock and an already outstanding "poison pill," and

* That Management and the Board have, between their stock options and direct stock ownership, stock interests representing potentially over 30% of the Company, when calculated on a fully diluted basis.

Furthermore, it is to be noted that, in the case of Mr. Coulter, these benefits could be triggered simply by we shareholders exercising our democratic rights to change the composition of the Board of Directors and even though Mr. Coulter's CEO position, compensation and authority were to be unaffected by that change in Board composition. Although Golden Parachute contracts may be common in corporate America, I disagree with the grant of such contracts in this case.

During the week of April 17, 2001, the "independent" Directors traveled to California to meet with CalPERS. I have been advised that during this meeting, the "independent" Directors explained to CalPERS the reasons for their determination to grant these Golden Parachute Contracts. APPARENTLY, THOSE REASONS WERE NOT PERSUASIVE TO CALPERS, SINCE TWO DAYS LATER CALPERS WROTE TO THE "INDEPENDENT" DIRECTORS ADVISING THAT, IN THE VIEW OF CALPERS THE GOLDEN PARACHUTE CONTRACTS WERE NOT A GOOD IDEA AND SHOULD BE RESCINDED. A copy of the letter dated April 19, 2001, sent by CalPERS to Mr. Clark R. Mandigo, an "independent" Director is attached as Appendix B, hereto for your information.

Among the benefits granted to executives upon a triggering of their rights under the Golden Parachute Contracts is the right to cash out their stock options. Unfortunately, in the form initially approved by the "independent" Directors and filed with the Commission, these Golden Parachute Contracts did not specifically provide for any offset of the exercise price of the options to be cashed out. Given that these employees have options outstanding covering approximately 4.5 million shares of Lone Star Common Stock, and that the Golden Parachute Contracts also include a tax gross up provision (a provision essentially making the company pay the cost of certain income taxes which would otherwise be the responsibility of the executives receiving the income), the potential financial impact of such contracts, in the form publicly disclosed, appeared to me to be potentially detrimental to stockholder interests.

I am grateful that it was apparently not the intent of the parties that there be no offset for the exercise price of these options and corrective action has now been taken, as described by the Company in its Form 10-K/A. However, I am surprised that this apparent drafting oversight went unnoticed by Lone Star until after these contracts were made public. If I am elected, I will work diligently to prevent any such oversights in related party transactions from occurring on my watch.

Mr. Coulter's rights under the so called "Change of Control Contract" are triggered by:

(1) The coming together of any group of stockholders to share costs for the purpose of supporting even a single candidate for election to the Board of Directors in opposition to the Board's slate, if that group has as its members, people who own 30% or more of the Company's stock. In other words, the incumbent directors can spend the Company's money to get themselves re-elected, but if a significant group of stockholders gets together to pool their resources to support even a single candidate in opposition to the incumbent directors, Mr. Coulter's rights under the Golden Parachute contract are triggered.

(2) The simple failure of the stockholders of this Company to re-elect 3 of the currently sitting directors (or other nominees approved by the "Existing Directors"). In other words, if this year you decide to elect me, rather than Mr. Coulter, then next year you must elect at least one of the directors approved by the Board, or Mr. Coulter's rights under the Golden Parachute contract are triggered.

It is to be noted that the last sentence of Recital A in Mr. Coulter's Golden Parachute contract provides as follows:

"The Board of Directors has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have your continued dedication and objectivity, notwithstanding the possibility, threat, or OCCURRENCE of a Change of Control." (Emphasis added).

The same recital appears in all of the Golden Parachute contracts. However, unlike the Golden Parachute contracts granted to other members of management, there is no requirement that Mr. Coulter continue his employment after a Change of Control in order to collect his benefits. Rather, he is permitted to collect the benefits "within five days after such Change of Control." I do not understand how the Coulter Golden Parachute provides any incentive for him to provide his "continued dedication and objectivity notwithstanding...the occurrence of a Change of Control." Indeed, since he must make his election within five days of the date of the Change of Control, it seems to me that the Coulter Golden Parachute contract provides him with exactly the opposite incentive.

I also find it interesting that the Directors chose to grant these rights on January 3, 2001. Mr. Coulter has been Chairman and CEO of the Company since January 1992. What was it that occurred in late 2000 that caused the Directors to be suddenly concerned about a possible change of control transaction? It is also interesting to note that between the end of fiscal year 2000 and March 19, 2001 the Company has purchased over 244,000 shares of its outstanding common stock.

In my opinion, it seems to be an excessive measure for the Board of Directors to approve these Change of Control Contracts in light of the takeover defenses already in place, including: A Staggered Board, Blank-Check Preferred Stock, and a Poison Pill. According to the Company's current Form 10-K:

"These terms have been designed to deter hostile takeovers of us, even though our stockholders might favor a takeover, especially if it were to afford them an opportunity to sell their stock at a price above the prevailing market rate." (Pg. 21).

I AGREE WITH THE POSITION TAKEN BY CALPERS IN ITS APRIL 19, 2001 LETTER TO THE INDEPENDENT DIRECTORS (CLARK R. MANDIGO, WILLIAM B. GREENE, AND FRED B. CHANEY), THAT THE GOLDEN PARACHUTE CONTRACTS SHOULD BE RESCINDED AND THAT:

        "THE CHANGE IN CONTROL AGREEMENTS IN THEIR ENTIRETY APPEAR
            TO BE DESIGNED TO UNJUSTLY ENRICH MANAGEMENT AT THE
                         EXPENSE OF SHAREHOLDERS."

WHY HAS LONE STAR NOW SUED GUY W. ADAMS?

Lone Star, on April 20, 2001, filed a lawsuit personally against me in Federal District Court, seeking to prevent me from soliciting your proxy (U.S. District Court of Kansas, Case number 01-1112-JTM). To date, Lone Star's lawyers have subpoenaed my bank records, my brokerage records, my telephone records, and have demanded that I provide them with copies of my credit card bills and Tax Returns. They have noticed depositions on a number of people including CalPERS, my attorney and even a third-party clerical service provider, as well as myself. Does this seem like a reasonable response to someone seeking a single seat on the Board of our company? Will every candidate seeking election to the Board of our company without the approval of the current Directors be required to endure similar litigation and similar inspection of their personal finances? I have worked diligently to provide you with the best information available to me. Perhaps needless to say, I believe that the allegations in this lawsuit are without legal merit.


I am advised that the Company has expressed a view that unrelated third parties may be secretly funding my expenses or working with me to control Lone Star. Such assertions are completely untrue. I have not received any financial support from any third party - corporation or individual - towards supporting my proxy contest with Lone Star Steakhouse. Nor are there any written or verbal agreements, whereby I will financially profit in or receive compensation from the results of my campaign from any other party. I continue to fund my efforts for this election out of my own pocket.

                  AS A SHAREHOLDER, IS THIS HOW YOU
                       WANT YOUR MONEY SPENT?

WHAT WOULD GUY W. ADAMS DO IF ELECTED TO THE BOARD OF DIRECTORS?

If elected, I would be completely independent of Management and provide a voice for prudent oversight of Board decisions. If the current proposal to auction Lone Star is approved by the Stockholders, I will work diligently to carry out the will of the stockholders. Further, if elected, I currently intend to make the following proposals for immediate consideration by the Board of Directors:

1)      That Lone Star's By-laws and Certificate of Incorporation be amended:

a) to prohibit transactions between Lone Star and its Management (or their respective affiliates), without the unanimous approval of the independent directors;

b) to declassify the board of directors so that all directors are elected annually; such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected (such a proposal was voted upon at last year's Annual Shareholder Meeting on June 9, 2000 and was approved by 69% of all such votes cast, but the Board has thus far failed to adopt it); and

c) to expand the board of directors to 7, in order to provide a growing and diverse pool of advisory expertise commensurate with a company of this size; and

2) That Lone Star immediately retain an investment banking firm of national reputation to review and advise on strategic alternatives for maximizing stockholder values.

I believe my election to the Board will serve to further enhance the INDEPENDENCE and ACCOUNTIBILITY of the Board towards enhancing Shareholder Value. My goal is to represent Shareholders with an independent view on any and all matters that may come before the Board.

As of fiscal year end December 26, 2000, the Company reported a Book Value of over $18.00 per share, of which $1.20 per share was in cash. The year end cashflow from operations (commonly referred to as EBITDA) was over $54 million, or $2.22 per share. The Company has no debt. With sales of $576 million, if the Company were to be valued at 1.0 times sales, the stock price would be over $20 per share. A RECENT ANALYST REPORT SUGGESTED A TARGETED PRICE OF $16 PER SHARE. On the last trading day immediately preceding the initial filing of my Proxy Materials with the Commission, the stock closed at $9.41 per share. Yesterday (5/31/01), the stock closed at $12.97 per share.

I believe that Lone Star's shares are currently, significantly undervalued by the market. I will endeavor to work with management in a constructive manner to improve shareholder democracy and responsiveness to stockholder concerns, in order to improve shareholder value - for everyone.

Obviously, if elected, I would only be one of five votes on the Board of Directors. Accordingly, I cannot give you any assurances than I would be able to accomplish anything as a director, only that I would work hard to improve stockholder value.

                VOTE FOR GUY W. ADAMS AND BRING AN INDEPENDENT
                      VOICE TO THE BOARD AND MANAGEMENT

                             WWW.ADAMSCOMPANY.NET

PLEASE VOTE YOUR GOLD PROXY CARD FOR GUY W. ADAMS

I urge you to SIGN, DATE AND MARK the back of your GOLD proxy card FOR me, GUY
W. ADAMS, and return it to me at: 550 South Hope Street, Suite 1825 Los Angeles, CA 90071. To keep abreast of developments, check my Web site at WWW.ADAMSCOMPANY.NET. To request additional proxy cards, please contact me at the above address. PLEASE MAKE SURE THAT YOU HAVE SIGNED, DATED AND MARKED YOUR PROXY CARD.

Thank you for your consideration of my candidacy.

Very truly yours,

/s/ Guy W. Adams
    ------------
    Guy W. Adams


PS:     I have as a third item on the attached Proxy, PROPOSAL III placed on the Annual Meeting Agenda by another shareholder. PROPOSAL III reads as follows:

RESOLVED, that the stockholders of Lone Star Steakhouse & Saloon, Inc., urge the Lone Star Steakhouse & Saloon, Inc. Board of Directors to arrange for the prompt sale of Lone Star Steakhouse & Saloon, Inc. to the highest bidder.

I do not have sufficient information as yet to determine if it is in the shareholders best interest to sell the Company at this time in an open auction. As a result, I have not made a recommendation "For" or "Against" PROPOSAL III, but I will accept your Proxy on this issue and vote your shares according to your wishes. Also, if the holders of a majority of the shares voting on this issue vote for this resolution, I will do my best to honor the will of the Shareholders and to promote such a transaction. It is clear from its proxy materials that the Company opposes Proposal III.

                            APPENDIX A
                           4-YEAR TABLE
          (FIGURES IN 1,000s except $/sh and percentage)
                                                               5 Yr. Price
Fiscal Yr.              Stock           Stock Decline         Comparison to
Ending                  Price/ Sh       Yr. Over Yr.           Peer Group
----------------------------------------------------------------------------
Dec 30, '97             $17.41               - 34.9%           - 46.5%
Dec 29, '98             $  7.88              - 54.8%           - 87.7%
Dec 28, '99             $  8.91              + 13.1%           - 81.1%
Dec 26, '00             $  8.13              -  8.8%           - 85.5%
                                             -------
4 Year Stock Price Decline                   - 69.6%



FISCAL YR.      OPTIONS         TOTAL OPTIONS     WEIGHTED AVE
ENDING          REPRICED        OUTSTANDING       EXERCISE PRICE/ SH
----------------------------------------------------------------------------
Dec 31, '96           -             4,739              $28.69
Dec 30, '97       8,124             8,154              $18.08
Dec 29, '98         768             6,982              $16.91
Dec 28, '99         148             6,456              $16.57
Dec 26, '00       4,592 *           7,827              $ 9.57

FISCAL YR.        -- OPTIONS REPRICED--         ------  REPURCHASE OF SHARES ------
ENDING           AMOUNT      EXERCISE $/SH    NO. SHARES      COST     AVE PRICE/ SH
------------------------------------------------------------------------------------
Dec 30, '97         8,124       $ 18.25             -               -            -
Dec 29, '98           768       $  8.00         2,610         $36,357       $13.93
Dec 28, '99           148       $  7.94         8,758         $76,488       $  8.73
Dec 26, '00         4,592 *     $  8.47         5,605         $49,261       $  8.79

4 Year Totals      13,632                      16,973       $ 162,106       $  9.55

                                          POTENTIAL
                                         OUTSTANDING
FISCAL YR.    OPTIONS AT    SHARES      WITH EXERCISE    OPTIONS AS % OF
ENDING        YR. END     OUTSTANDING    OF OPTIONS     POTENTIAL OUTST'DG
----------------------------------------------------------------------------
Dec 31, '96     4,739       40,703         45,442            10.4%
Dec 30, '97     8,154       41,156         49,280            16.5%
Dec 29, '98     6,982       38,608         45,590            15.3%
Dec 28, '99     6,456       29,859         36,315            17.8%
Dec 26, '00     7,827       24,276         32,103            24.4%

*  4,592 repriced and an additional 1,393 (net) granted which are not included.


APPENDIX B

CALPERS LETTER DATED APRIL 19, 2001

[CalPERS Logo]
[CalPERS Letterhead]

April 19, 2001

Clark R. Mandigo
President
Pizza Venture of San Antonio, LLC
15050 Jones-Maltsberger Road
San Antonio, TX  78247

Dear Mr. Mandigo:

Thank you for coming to Sacramento to meet with us and discuss issues related to Lone Star Steakhouse.

I am writing to request that the Board of Lone Star take the actions that would be necessary to rescind the Change in Control Agreements it made with several of its employees as disclosed in the Company's March 26, 2001 SEC 10-K filling [sic]. It is our intention to make this request public.

There are several provisions in these Agreements which give us serious concern as shareowners. It is our opinion that as independent directors of Lone Star, and our representatives, you should not have approved this agreement due to potential detrimental effect on the value of the company, both in the short-term and in the long-term.

As I stated in our meeting, the predominant feature of these Agreements is the language that provides the employee the alternative to exchange their options in the event of a change in control for cash. That amount, as detailed in the Agreements, would essentially equal their options multiplied by the transaction price per share of the change in control. You indicated to us a willingness to address this specific issue immediately, and we appreciate your attention to our concern.

However, there are additional conditions in these Agreements that give us serious concern, and we feel that these issues are significant enough that you take immediate action to rescind these Agreements. Among these issues are the following points:


[California Public Employees' Retirement System]


1) The Change in Control Contract with Jamie Coulter, effective as of January 3, 2001, appears to provide the ability for Mr. Coulter to essentially waive the provisions of the Change in Control for a party of his choice. This has the effect of potentially creating an uneven status between potential bidders. Further, it appears that Mr. Coulter's contract has been amended to remove the non-compete provisions? The combination of increasing the financial rewards of a change in control, and amending key provisions seem to have a potential impact that is inconsistent with your stated goal in providing these Agreements, as stated in the opening paragraphs of each letter.

2) These Agreements may potentially provide the right to a severance payment without a transaction for the company settling.

3) These Agreements may infringe upon shareholders' rights to elect directors without punitive consequences.

As I indicated during our meeting, these are the types of issues that give shareholders concern over the leadership of this company. The Change in Control Agreements in their entirety appear to be designed to unjustly enrich management at the expense of shareholders. Further, given the already substantial takeover defenses that Lone Star employs, which is another matter with which we have significant concern, I question the need for change in control contracts of any kind.

As a related issue, I would like to re-emphasize our position related to the shareholder proposal that passed at your 2000 Annual Meeting regarding the classified board structure. As I stated during the meeting, we feel strongly that it is incumbent upon the Lone Star Board to implement your shareholders' wishes. Your explanation for failing to de-classify after the results of your proxy was not satisfactory, and we continue to request that you take action to de-classify the Board. As a matter of policy, CalPERS will withhold our votes for directors who fail to respond to shareholder proposals that pass.

Sincerely,

By /s/ T W White
       ---------
       Ted White
       Director, Corporate Governance

Cc:    Guy Adams
       Sarah Teslik

[California Public Employees' Retirement System]


APPENDIX C

DOCUMENT FOOTNOTES:

Source For Page 1:
Telescan, Inc. - Data Services
Market Guide - Data Services
Company Press Release 2/6/2001
Form 10-K Filed 3/30/1999 Pg. 22
Form 10-K Filed 3/21/2000 Pg. 20, 21
Form 10-K Filed 3/26/2001 Pg. 13
Definitive Proxy Filed 5/1/2000 Pg. 11

Source for Page 2 and Page 3:
Definitive Proxy Filed 4/30/1997 Pg. 11            Company Press Release 2/6/2001
Definitive Proxy Filed 4/28/1998 Pg. 11            Market Guide - Data Services
Definitive Proxy Filed 4/28/1999 Pg. 7, 11, 12     Telescan, Inc. - Data Services
Definitive Proxy Filed 5/1/2000 Pg. 6,8,9, 10, 17  Company Press Release 2/6/2001
Form 10-K/A Filed 4/2/1998 Pg. F-16
Form 10-K Filed 3/30/1999 Pg. F-13, F-17, F-18
Form 10-K Filed 3/31/2000 Pg. F-12, F-17, F-18, F-24
Form 10-K Filed 3/26/2001 Pg. 13, 16, 17, F-2-4, F-12, F-18
Definitive Proxy Filed 5/18/2001  Pg. 13,16

Source for Pages 3-4-5:
Definitive Proxy Filed 5/1/2000 Pg. 6, 8, 9
Form 10-Q Filed 7/28/2000 Pg. 14
Form 10-K Filed 3/26/2001 - Pg F-3 and Exhibits:

10.5 Non-Competition, Confidentiality and Non-Solicitation Agreement between the Company and Jamie B. Coulter, dated March 12, 1992.

10.6    Amended  Agreement  dated  January  1, 1999  between  the Company and
        Jamie B. Coulter.

10.7    Employment  Agreement  between  the Company and Gerald T. Aaron, dated
        March 22, 2000.

10.12   Employment  Agreement  between  the  Company  and John D. White, dated
        March 22, 2000. Change of Control Agreement between the Company and :
        Pg 2, 3, 4, 6, 7, 8, 9

10.13   Jamie B. Coulter dated January 3, 2001.  10.17  Jeffrey Bracken dated
        January 3, 2001.

10.14   Gerald T. Aaron dated January 3, 2001.   10.18  John D. White dated
        January 3, 2001.

10.15 Randall H. Pierce dated January 3, 2001. 10.19 Deidra Lincoln dated January 3, 2001.

10.16   T. D. O'Connell dated January 3, 2001.
        Form 10-K/A Filed 4/25/2001 Pg. 5 and Attached Exhibits 10.20 through
        10.26   "Acknowledgement Letter to Change of Control Agreement" dated
        April 18, 2001.

Source for Page 7 and 8:
Telescan, Inc. - Data Services             Form 10-Q Filed 3/5/2000 Pg. 6, 11
Definitive Proxy Filed 4/28/1998 Pg. 10    Form 10-Q Filed 7/28/2000 Pg. 7, 12
Definitive Proxy Filed 4/28/1999 Pg. 10    Form 10-Q Filed 10/20/2000 Pg. 7, 13
Definitive Proxy Filed 5/1/2000 Pg. 11     Company Press Release 2/6/2001
Form 10-K/A Filed 4/2/1998 Pg. F-4, F-16
Form 10-K Filed 3/30/1999 Pg. 24, F-14, F-15, F-17
Form 10-K Filed 3/31/2000 Pg. 23, F-3, F-13, F-16, F-17, F-24
Form 10-K Filed 3/26/2001 Pg. 18, F-2-5, F-13, F-16, F-17
Definitive Proxy Filed 5/18/2001  Pg. 16

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